SEVERANCE AGREEMENT

         AGREEMENT between SEAGULL ENERGY CORPORATION, a Texas corporation (the "Company"), and Gerald R. Colley ("Executive"),

                              W I T N E S S E T H :

         WHEREAS, the Company desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

         WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

         1.       Definitions.

                  (a) "Change in Duties" shall mean the occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following:

                           (i)  A   significant   reduction  in  the  duties  of
         Executive from those applicable to him immediately prior to the date on which a Change of Control occurs;

                           (ii) A reduction in Executive's annual salary or target opportunity under any applicable bonus or incentive compensation plan from that provided to him immediately prior to the date on which a Change of Control occurs;

                           (iii) Receipt of employee benefits (including but not limited to medical, dental, life insurance, accidental, death, and dismemberment, and long-term disability plans) and perquisites by Executive that are materially inconsistent with the employee benefits and perquisites provided by the Company to executives with comparable duties; or

                           (iv) A change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs.

                  (b) "Change of Control" means the occurrence of either of the following events:

                           (i) The Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection such transaction, the persons who were

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         directors of the Company before such transaction  shall cease to constitute a majority of the Board; or

                           (ii) Any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d)      "Compensation" shall mean the greater of:

                           (i) Executive's annual salary plus his Targeted EIP Award immediately prior to the date on which a Change of Control occurs, or

                           (ii) Executive's annual salary plus his Targeted EIP Award at the time of his Involuntary Termination.

                  (e) "EIP" shall mean the Seagull Energy Corporation Executive Incentive Plan or any successor thereto.

                  (f) "Involuntary Termination" shall mean any termination of Executive's employment with the Company which:

                           (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph
         (f) or a resignation at the request of the Company); or

                           (ii) results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term "Involuntary Termination" shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling him to benefits under the Company's long-term disability plan, or Retirement.

                  (g) "Retirement" shall mean Executive's resignation on or after the date he reaches age sixty-five.

                  (h) "Severance Amount" shall mean an amount equal to 2.99 times Executive's Compensation.

                  (i) "Targeted EIP Award" shall mean Executive's Incentive Target as set forth under the EIP in effect for the year with respect to which such award is being determined, if any, or

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



for the last preceding year in which an EIP was in effect, expressed as a dollar amount based on such Executive's annual salary for such year.

                  (j) "Termination for Cause" shall mean termination of Executive's employment by the Company (or its subsidiaries) by reason of Executive's (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a felony or a misdemeanor involving moral turpitude.

                  (k) "Welfare Benefit Coverages" shall mean the medical, dental, life insurance, accidental death and dismemberment and long-term disability coverages provided by the Company to its active employees.

         2. Services. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

         3. Severance Benefits. If Executive's employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits:

                  (a) A lump sum cash payment in an amount equal to Executive's Severance Amount.

                  (b) A lump sum cash payment in an amount equal to the remaining portion of any award to Executive under any prior years' EIP. Further, if Executive's Involuntary Termination occurs on or after the date an award has been earned under the EIP, but prior to the date such award is paid, Executive shall receive an additional lump sum cash payment in an amount equal to his Targeted EIP Award.

                  (c) Executive shall be entitled to continue the Welfare Benefit Coverages for himself and, where applicable, his eligible dependents following his Involuntary Termination for up to thirty-six months, as long as Executive continues either to pay the premiums paid by active employees of the Company for such coverages or to pay the actual (nonsubsidized) cost of such coverages for which the Company does not subsidize for active employees. Such benefit rights shall apply only to those Welfare Benefit Coverages which the Company has in effect from time to time for active employees, and the applicable payments shall adjust as premiums for active employees of the Company or actual costs, whichever is applicable, change. Welfare Benefit Coverage(s) shall immediately end upon Executive's obtainment of new employment and eligibility for similar Welfare Benefit Coverage(s) (with Executive being obligated hereunder to promptly report such eligibility to the Company). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of Executive and his eligible dependents to health care

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continuation  coverage as required pursuant to Part 6 of Title I of the Employee
Retirement Income Security Act of 1974, as amended.

                  (d) Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $6,000.

                  (e) The severance benefits payable under this Agreement shall be paid to an Executive on or before the fifth day after the last day of Executive's employment with the Company. Any severance benefits paid pursuant to this Paragraph will be deemed to be a severance payment and not compensation for purposes of determining benefits under the Company's qualified plans and shall be subject to any required tax withholding.

         4. Interest on Late Benefit Payments. If any payment provided for in Paragraph 3(a) or 3(b) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas and shall change when and as any such change in such prime or base rate shall be announced by such bank.

         5. Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, if the severance benefits provided for in Paragraph 3, together with any other payments which Executive has the right to receive from the Company, would constitute a "parachute payment " (as defined in Section 280G(b)(2) of the Code), the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by Executive from the Company will be one dollar ($1.00) less than three times Executive's base amount (as defined in Section 280G of the Code) and so that no portion of such amounts received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The Company and Executive shall make an initial determination as to whether a reduction is required and, if so required, the amount of any such reduction. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a reduction (or a further reduction in excess of that, if any, initially determined by the Company and Executive) within five days of the receipt of such claim. The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action. If, as a result of the Company's action with respect to a claim, the amount of the reduction is found to have been in excess of the correct reduction amount, the Company shall promptly pay to Executive the difference between such amounts with respect to such claim.

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



         6.       General.

                  (a) Term. The effective date of this Agreement is January 1, 1998. The initial term of this Agreement shall be the period beginning on said effective date and ending on the two-year anniversary of said effective date. At any time during the initial term of this Agreement or within sixty days after the expiration thereof and within sixty days after each successive two-year period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agree ment, and/or offer Executive a different agreement. The Board (excluding any member of the Board who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action before the end of said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Board to take any action within said sixty-day time period shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "sunset provision," and shall remain in force for a period of two years after such Change of Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year "sunset provision" shall again be applicable with the sixty-day time period for Board action to thereafter commence at the expiration of said two years after such Change of Control and on each two-year anniversary date thereafter.

                  (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

                  (c) Payment Obligations Absolute. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

                  (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

                  (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  (f)  Non-Alienation.  Executive  shall  not have any  right to
pledge,  hypothecate,   anticipate  or  assign  this  Agreement  or  the  rights
hereunder, except by will or the laws of descent and distribution.

                  (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

                  (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. Further, Executive agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Houston, Harris County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue.

                  (i) Release. As a condition to the receipt of any benefit under Paragraph 3 hereof, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.

                  (j) Full Settlement. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

                  (k) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

                  (l) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or its subsidiaries) to discharge Executive at will or (ii) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

                  (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 24th day of March, 1998.

                                          "EXECUTIVE"

                                          /s/ Gerald R. Colley

                                          "COMPANY"

                                          SEAGULL ENERGY CORPORATION

                                          By:    /s/ Jack M. Robertson
                                          Name:  Jack M. Robertson
                                          Title: Vice President, Human Resources

VEHOU02:102307.1

                                  AMENDMENT TO
                               SEVERANCE AGREEMENT

     WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") and Gerald R. Colley ("Executive") have entered into a severance agreement effective as of January 1, 1998 (the "Agreement"); and

     WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;

         NOW, THEREFORE, the Agreement shall be amended as follows, effective as of July 15, 1998:

         1. Paragraph 5 of the Agreement shall be deleted and the following shall be substituted therefor:

                  "5. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten days of the receipt of such claim. The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the

         Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive."

         2. As amended hereby, the Agreement is specifically ratified and reaffirmed.

         EXECUTED this 1 day of August, 1998.

                                                     "EXECUTIVE"
                                                     /s/ Gerald R. Colley

                                                     "COMPANY"

                           SEAGULL ENERGY CORPORATION

                            By: /s/ Jack M. Robertson
                            Name: Jack M. Robertson
                            Title: Vice President,
                                   Human Resources

VEHOU02:114735.1

                               SECOND AMENDMENT TO
                               SEVERANCE AGREEMENT

     WHEREAS, SEAGULL ENERGY CORPORATION (the "Company") and Gerald R. Colley ("Executive") have entered into a severance agreement effective as of January 1, 1998 (the "Agreement"); and

         WHEREAS, the Company and Executive desire to amend the Agreement in certain respects;

         NOW, THEREFORE, the Agreement shall be amended as follows, effective as of September 16, 1998:

         1. Paragraph 1(b) of the Agreement shall be deleted and the following shall be substituted therefor:

                  "(b)    'Change of Control' means the occurrence of one of the
following events:

                           (i) The Company (A) shall not be the surviving entity
                  in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;

                           (ii) Any  person or  entity,  including  a 'group' as
                  contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or

                           (iii) The Company sells all or  substantially  all of
                  the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act."

         2. Paragraph 1(g) of the Agreement shall be deleted and the following shall be substituted therefor:

                  "(g) 'Retirement' shall mean Executive's voluntary resignation on or after the date he reaches age sixty-five (other than a resignation within sixty days after the date Executive receives notice of a Change in Duties or a resignation at the request of the Company)."

         3. Paragraph 1(j) of the Agreement shall be deleted and the following shall be substituted therefor:

                  "(j) 'Termination for Cause' shall mean termination of Executive's employment by the Company (or its subsidiaries) by reason of Executive's gross negligence, gross neglect or willful misconduct in the performance of his duties or Executive's final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle."

         4. Paragraph 3(d) of the Agreement shall be deleted and the following shall be substituted therefor:

                  "(d) Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $6,000, or an equivalent cash payment, if Executive either has or is not seeking new employment."

         5. Paragraph 4 of the Agreement shall be deleted and the following shall be substituted therefor:

                  "4. Interest on Late Benefit Payments. If any payment provided for in Paragraph 3(a) or 3(b) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas and shall change when and as any such change in such prime or base rate shall be announced by such bank."

         6. Paragraph 6(b) of the Agreement shall be deleted and the following shall be substituted therefor:

                  "(b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at a rate equal to two percentage points over the prime or base rate of interest announced by Chase Bank of Texas, N.A. (or any successor thereto) at its principal office in Houston, Texas, and shall change when and as any such change in such prime or base rate shall be announced by such bank."

         7. As amended hereby, the Agreement is specifically ratified and reaffirmed.

         EXECUTED this 26th day of October, 1998.

                                                     "EXECUTIVE"
                                                     /s/ Gerald R. Colley

                                                     "COMPANY"

                           SEAGULL ENERGY CORPORATION

                           By: /s/ William L. Transier
                           Name: William L. Transier
                           Title: Executive Vice
                                  President & Chief
                                  Financial Officer

VEHOU02:121318.1

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